Exhibit 99.1

Amplify Energy Announces Appointment of New Chief Executive Officer

HOUSTON, May 07, 2018 — Amplify Energy Corp. (“Amplify Energy” or the “Company”) (OTCQX: AMPY) announced today that the Company’s Board has appointed Kenneth Mariani to serve as President and Chief Executive Officer of the Company effective May 14, 2018.

“With Amplify’s successful reorganization almost exactly one year ago, and under the direction of our new Board, the Company has continued to improve its balance sheet and its operating and financial performance,” said Bill Scarff, President and Chief Executive Officer of the Company. “The Company has strength in its portfolio of assets, and a talented and focused workforce. Now is the perfect time to transition to new leadership, and I wish Ken the very best as he guides the Company to new horizons.”

“I am excited to be joining Amplify as it begins an exciting new chapter. With the support of the Board, the Company will continue its focus on optimizing its high-quality assets and generating significant free cash flow,” said Ken Mariani, Amplify’s incoming President and Chief Executive Officer. “I’m looking forward to working with the Board and our workforce to execute strategies to enhance the Company’s performance and drive shareholder returns.”

Mr. Mariani most recently served as the President of EnerVest from January 2014 through December 2017. Prior to that, he served as Executive Vice President of EnerVest and President and Chief Executive Officer of EnerVest Operating Company from January 2012 to January 2014. Mr. Mariani joined EnerVest in 2000 and was Senior Vice President and General Manager – Eastern Division for 11 years. Prior to joining EnerVest, from 1991 to 2000, he served as Vice President of Operations for Energy Corporation of America (“ECA”), a privately held exploration and production company, and was responsible for engineering, land, geology and production operations. Prior to his role at ECA, he held various engineering positions at Conoco, Inc., in the Midland, TX, and Rocky Mountain Divisions. Mr. Mariani holds a degree in Chemical Engineering from the University of Pittsburgh, graduating cum laude with a petroleum option. He received his Master of Business Administration from The University of Texas of the Permian Basin and is a licensed Professional Engineer.

About Amplify Energy

Amplify Energy Corp. is an independent oil and natural gas company engaged in the acquisition, development, exploration and production of oil and natural gas properties. The Company’s operations are focused in East Texas / North Louisiana, the Rockies, offshore California and South Texas.

For more information, visit www.amplifyenergy.com.

Contacts

Investors:

Amplify Energy

Martyn Willsher – Chief Financial Officer

(713) 588-8346

martyn.willsher@amplifyenergy.com

Eric Willis – General Counsel

(713) 588-8369

eric.willis@amplifyenergy.com